Exhibit 99.1

West Corporation Announces $250 Million Term Loan Refinancing

OMAHA, NE, November 23, 2015 – West Corporation (Nasdaq:WSTC), a leading provider of technology-enabled communication services, today announced it has received lender commitments to provide an incremental $250 million term loan due 2021 under the existing Amended and Restated Credit Agreement.

The new term loan will have a six year term and will bear interest at a rate of LIBOR + 3.50% with a 0.75% LIBOR floor (base rate loans to be at a rate of base rate + 2.50% with a 1.75% base rate floor). Proceeds of the new term loan, together with cash on hand, will be used to retire in full the $250 million remaining outstanding on the term loan due July 2016.

Completion of the refinancing is subject to customary closing conditions.

About West Corporation

West Corporation (Nasdaq:WSTC) is a global provider of communication and network infrastructure solutions. West helps manage or support essential enterprise communications with services that include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialty agent services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to the closing of the refinancing transaction failing to occur on account of closing conditions not being satisfied or other reasons. West is also subject to other risk factors described in documents filed by the Company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

AT THE COMPANY:

David Pleiss

Investor Relations

(402) 963-1500

DMPleiss@west.com

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